Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements are based on the separate historical financial statements of United Bankshares, Inc. (“United Bankshares”) and Virginia Commerce Bancorp, Inc. (“Virginia Commerce”) after giving effect to the merger, the issuance of United common stock in connection therewith and the other transactions contemplated by the Agreement and Plan of Merger dated as of January 29, 2013 by and between United Bankshares and Virginia Commerce, as supplemented by the Supplement for Merger Sub Accession to Agreement and Plan of Reorganization dated May 30, 2013 by and among United Bankshares, Virginia Commerce and George Mason Bankshares, Inc. (“George Mason”), including but not limited to the cash redemption of Virginia Commerce’s Troubled Asset Relief Program (“TARP”) warrant held by the U.S. Department of the Treasury (the “Treasury”) and issued by Virginia Commerce in connection with the TARP Capital Purchase Program (the “TARP warrant”) in the amount of $33.263 million.

The unaudited pro forma condensed combined balance sheet as of September 30, 2013 is presented as if the merger with Virginia Commerce and the transactions that occurred therewith had occurred on September 30, 2013. The unaudited pro forma condensed combined income statements for the year ended December 31, 2012 and the nine months ended September 30, 2013 are presented as if the merger and transactions that occurred therewith had occurred on January 1, 2012. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statements only, expected to have a continuing impact on consolidated results of operations.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States. United Bankshares is the acquirer for accounting purposes. United Bankshares has not had sufficient time to completely evaluate the fair value of the assets and liabilities as well identifiable intangible assets of Virginia Commerce. Accordingly, the unaudited pro forma adjustments, including the allocations of the purchase price, are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information.

A final determination of the acquisition consideration and fair values of Virginia Commerce’s assets and liabilities will be based on the actual net tangible and intangible assets of Virginia Commerce that existed as of the date of completion of the merger, which was after the close of business on January 31, 2014. Consequently, amounts preliminarily allocated to all assets and liabilities, goodwill and identifiable intangibles could change from those allocations used in the unaudited pro forma condensed combined financial statements presented and could result in a change in amortization of acquired intangible assets and amortization or accretion of other fair value adjustments.

In connection with the plan to integrate the operations of United Bankshares and Virginia Commerce, United Bankshares will incur nonrecurring charges, such as costs associated with systems implementation, severance and other costs related to exit or disposal activities. United Bankshares is not fully able to determine the timing, nature and amount of these charges as of the date of this filing. However, these charges will affect the results of operations of United Bankshares and Virginia Commerce upon the completion of the merger, in the period in which they are incurred. The unaudited pro forma condensed combined financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction, as they are nonrecurring in nature and were not factually supportable at the time that the unaudited pro forma condensed combined financial statements were prepared. Additionally, the unaudited pro forma adjustments do not give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies or any anticipated disposition of assets that may result from such integration.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only. The unaudited pro forma condensed combined financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	United Bankshares’ separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2012, included in United Bankshares’ Annual Report on Form 10-K for the year ended December 31, 2012;

•	Virginia Commerce’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2012, included in Virginia Commerce’s Annual Report on Form 10-K for the year ended December 31, 2012;

•	United Bankshares’ separate unaudited historical consolidated financial statements and accompanying notes as of and for the three and nine months ended September 30, 2013, included in United Bankshares’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2013;

•	Virginia Commerce’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the three and nine months ended September 30, 2013, included in Virginia Commerce’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013; and

•	other information pertaining to United Bankshares and Virginia Commerce in previous filings with the Securities and Exchange Commission.

UNITED BANKSHARES, INC.

SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (UNAUDITED)

(Dollars in thousands)

	Nine Months Ended September 30, 2013	Year Ended December 31, 2012
INCOME STATEMENT:
Net interest income	$281,894	$392,991
Provision for loan losses	21,131	32,688

Net interest income after provision for loan losses	260,763	360,303
Noninterest income	62,358	83,762
Noninterest expense	194,907	273,304

Income before income taxes	128,214	170,761
Income taxes	40,897	55,403

Net income	$87,317	$115,358

As of September 30, 2013
BALANCE SHEET:
Cash and cash equivalents	$448,738
Net loans	8,501,948
Total assets	11,555,919
Deposits	8,712,050
Borrowings	1,221,110
Shareholders’ equity	1,552,951

PRO FORMA CONDENSED BALANCE SHEET (UNAUDITED)

UNITED BANKSHARES, INC.

As of September 30, 2013

					United Bankshares & Virginia Commerce Pro Forma Combined
(In thousands)	As Reported		Proforma Adjustments
	United Bankshares	Virginia Commerce
ASSETS
Cash and due from bank	$160,037	$38,962	$(33,263	) (a)	$165,736
Interest-bearing deposits with other banks	181,283	101,000			282,283
Federal funds sold and securities purchased under agreements to resell	719	0			719
Securities available for sale	747,548	481,177			1,228,725
Securities held to maturity	42,252	0			42,252
Securities - Other	69,469	10,928			80,397
Loans held for sale	3,760	847			4,607
Loans (net of unearned income)	6,595,495	2,059,905	(78,881	) (b)	8,576,519
Less: allowance for loan losses	(74,571)	(40,909)	40,909	(c)	(74,571)

Net loans	6,520,924	2,018,996	(37,972)		8,501,948
Bank premises and equipment	69,495	8,780			78,275
Goodwill	375,559	0	320,587	(d)	696,146
Other intangibles	8,588	0	24,247	(e)	32,835
Other assets	334,184	95,632	12,180	(f)	441,996

Total Assets	$8,513,818	$2,756,322	$285,779		$11,555,919

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits	$1,827,836	$445,256			$2,273,092
Interest-bearing deposits	4,777,798	1,650,328	10,832	(g)	6,438,958

Total deposits	6,605,634	2,095,584	10,832		8,712,050
Federal funds purchased	12,170	0			12,170
Securities sold under agreements to repurchase	178,938	285,414	10,226	(g)	474,578
FHLB borrowings	435,009	40,000			475,009
Other long-term borrowings	198,600	67,019	(6,266	) (g)	259,353
Other liabilities	65,756	4,052			69,808

Total Liabilities	7,496,107	2,492,069	14,792		10,002,968

STOCKHOLDERS’ EQUITY:
Common stock	127,169	33,343	12,269	(h)(i)	172,781
Surplus	237,447	125,197	364,431	(h)(i)	727,075
Warrant	0	8,520	(8,520	) (a)(h)	0
Retained earnings	731,425	103,939	(103,939	) (h)	731,425
Accumulated other comprehensive (loss) income	(62,311)	(6,746)	6,746	(h)	(62,311)
Treasury stock	(16,019)	0			(16,019)

Total Stockholders’ equity	1,017,711	264,253	270,987		1,552,951

Total Liabilities and Stockholders’ Equity	$8,513,818	$2,756,322	$285,779		$11,555,919

See notes to the unaudited pro forma condensed combined financial information.

PRO FORMA CONDENSED INCOME STATEMENT (UNAUDITED)

UNITED BANKSHARES, INC.

For the Nine Months Ended September 30, 2013

					United Bankshares & Virginia Commerce Pro Forma Combined
	As Reported		Pro Forma Adjustments
(In thousands, except share data)	United Bankshares	Virginia Commerce

Interest income	$228,515	$92,571	$569	(j)	$321,655

Interest expense	27,860	15,732	(3,831	) (k)	39,761

Net Interest Income	200,655	76,839	4,400		281,894

Provision for loan losses	14,924	6,207			21,131

Net interest income after provision for loan losses	185,731	70,632	4,400		260,763

Other income	55,782	6,576			62,358
Other expense	145,381	46,550	2,976	(l)	194,907

Income Before Income Taxes	96,132	30,658	1,424		128,214

Income taxes	30,164	10,206	527	(m)	40,897

Net Income	$65,968	$20,452	$897		$87,317

Effective dividend on preferred stock	0	0	0		0

Net income available to common shareholders	$65,968	$20,452	$897		$87,317

Net income per common share:
Basic	$1.31	$0.63			$1.28
Diluted	$1.31	$0.58			$1.25

Average common shares outstanding
Basic	50,336,741	32,702,828	(14,905,949	) (o)	68,133,620
Diluted	50,402,455	35,283,936	(16,082,418	) (o)	69,603,973

See notes to the unaudited pro forma condensed combined financial information.

PRO FORMA CONDENSED INCOME STATEMENT (UNAUDITED)

UNITED BANKSHARES, INC.

For the Year Ended December 31, 2012

			Pro Forma Adjustments		United Bankshares & Virginia Commerce Pro Forma Combined
	As Reported
(In thousands, except share data)	United Bankshares	Virginia Commerce

Interest income	$323,897	$132,938	$759	(j)	$457,594

Interest expense	46,190	26,271	(7,858	) (k)	64,603

Net Interest Income	277,707	106,667	8,617		392,991

Provision for loan losses	17,862	14,826			32,688

Net interest income after provision for loan losses	259,845	91,841	8,617		360,303

Other income	66,292	17,470			83,762
Other expense	204,656	64,239	4,409	(l)	273,304

Income Before Income Taxes	121,481	45,072	4,208		170,761

Income taxes	38,874	14,972	1,557	(m)	55,403

Net Income	$82,607	$30,100	$2,651		$115,358

Effective dividend on preferred stock	0	7,612	(7,612	) (n)	0

Net income available to common shareholders	$82,607	$22,488	$10,263		$115,358

Net income per common share:
Basic	$1.64	$0.71			$1.71
Diluted	$1.64	$0.67			$1.68

Average common shares outstanding
Basic	50,265,620	31,750,958	(14,472,087	) (o)	67,544,491
Diluted	50,298,019	33,702,769	(15,361,722	) (o)	68,639,066

See notes to the unaudited pro forma condensed combined financial information.

NOTE A – BASIS OF PRESENTATION

After the close of business on January 31, 2014, United Bankshares consummated its merger with Virginia Commerce. Virginia Commerce was merged with and into George Mason, a wholly-owned subsidiary of United Bankshares. At the effective time of the merger, Virginia Commerce ceased to exist and George Mason survived and will continue to exist as a Virginia corporation.

At the effective time of the merger, each outstanding share of common stock of Virginia Commerce was converted into the right to receive 0.5442 shares of United Bankshares common stock, par value $2.50 per share, and Virginia Commerce’s outstanding stock options were converted into options to purchase United Bankshares common stock. As a result of the merger, United issued approximately 18.3 million shares of its common stock for all of Virginia Commerce’s outstanding common stock and restricted stock, and issued options to purchase approximately 441 thousand shares of its common stock upon conversion of Virginia Commerce’s stock options. United paid approximately $8 thousand in cash to holders of Virginia Commerce common stock and restricted stock in lieu of fractional shares of United common stock. The payment of cash in lieu of fractional shares was funded by cash on hand at United. In addition, United Bankshares repurchased the TARP warrant held by the Treasury and issued by Virginia Commerce in connection with the TARP Capital Purchase Program for a purchase price of $33.263 million.

After the effective time of the merger, Virginia Commerce Bank, a wholly-owned subsidiary of Virginia Commerce, was merged with and into United Bank (Virginia), a wholly-owned subsidiary of George Mason. United Bank (Virginia) survived the bank merger and will continue to exist as a Virginia banking corporation.

The unaudited pro forma condensed combined financial information of United Bankshares’ financial condition and results of operations, including per share data, are presented after giving effect to the merger. The pro forma financial information assumes that the merger with Virginia Commerce was consummated on January 1, 2012 for purposes of the unaudited pro forma condensed combined statement of income and on September 30, 2013 for purposes of the pro forma balance sheet and gives effect to the merger, for purposes of the unaudited pro forma condensed combined statement of income, as if it had been effective during the entire period presented.

The merger will be accounted for using the acquisition method of accounting; accordingly, the difference between the purchase price over the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed will be recorded as goodwill.

The pro forma financial information includes estimated adjustments to record the assets and liabilities of Virginia Commerce at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein will likely be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after completion of a final analysis to determine the fair values of Virginia Commerce’s tangible and identifiable intangible assets and liabilities as of the closing date and any differences could be material.

NOTE B – PRO FORMA ADJUSTMENTS

(In thousands, except share data)

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current valuations, estimates and assumptions that are subject to change and such change could be material.

(a)	On January 31, 2014, United Bankshares repurchased the TARP warrant held by the Treasury and issued by Virginia Commerce in connection with the TARP Capital Purchase Program for a purchase price of $33,263.

(b)

A fair value adjustment was recorded to Virginia Commerce’s outstanding loan portfolio. This fair value adjustment was based on (1) current market interest rates and spreads including consideration for liquidity concerns and (2) United Bankshares’ initial evaluation of credit deterioration identified in Virginia Commerce’s loan portfolio. Loans were adjusted for credit deterioration of the acquired portfolio in the amount of $87,426, which represented a mark of 4% on Virginia Commerce’s outstanding loan portfolio. Of the $87,426 credit mark, approximately 15% or $12,344 is estimated to be an accretable adjustment. A further fair value adjustment to reflect differences in interest rates in the amount of $8,545 partially offset the credit deterioration adjustment. Subsequent to the completion of the merger, United Bankshares will use an independent third party to help determine the fair value of the acquired loans that could significantly change the amount of the estimated fair value adjustment.

(c)	The allowance for loan losses of Virginia Commerce is eliminated. Purchased loans acquired in a business combination are required to be recorded at fair value and the recorded allowance of the acquired company may not be carried over.

(d)	The goodwill generated as a result of the total purchase price based on United Bankshares’ stock price of $28.98 per share as of September 30, 2013 and the fair value of assets purchased exceeding the fair value of liabilities assumed.

(e)	Adjustment representing United Bankshares’ estimate of the fair value of the core deposit intangible asset to be recorded. The estimate represents a 1.5% premium on Virginia Commerce’s core deposits. The actual amount of such core deposit intangible asset will be determined after the completion of the merger and will be valued by an independent third party that could change the amount of the adjustment significantly.

(f)	Deferred taxes associated with the adjustments to record the assets and liabilities of Virginia Commerce at fair value were recognized using United Bankshares’ statutory rate of 37%.

(g)	A fair value adjustment was recorded to Virginia Commerce’s outstanding deposit liabilities, securities sold under agreements to repurchase and junior subordinated debentures to reflect current market interest rates and spreads for comparable instruments. After completion of the merger, United Bankshares will use an independent third party to help determine the fair value of the assumed deposit liabilities, securities sold under agreements to repurchase and junior subordinated debentures. Subsequent to the closing of the merger, the amount and timing of the estimated fair value adjustments could be revised significantly.

(h)	Adjustments representing the elimination of the historical equity of Virginia Commerce as part of the purchase accounting adjustments.

(i)	Recognition of the equity portion of the merger consideration. The adjustment to common stock represents the $2.50 par value of shares of United Bankshares common stock issued to effect the transaction. The adjustment to surplus represents in the amount of equity consideration above the par value of United Bankshares’ common stock issued.

(j)	Represents the net accretion of the fair value adjustment on portfolio loans assuming the merger closed on January 1, 2012. This consists of accretion of $1,851 and $2,468, respectively, for the nine months ended September 30, 2013 and the year ended December 31, 2012 related to the accretable adjustment on the credit mark on the acquired loans. Partially offsetting this amount was amortization of $1,282 and $1,709, respectively, for the nine months ended September 30, 2013 and the year ended December 31, 2012 related to the interest rate adjustment on the acquired loans. The average remaining life of the loans is approximately 5 years.

(k)	Represents net amortization of the premium on deposits, securities sold under agreements to repurchase and junior subordinated debentures assuming the merger closed on January 1, 2012. For purposes of the pro forma financial information, the following table reflects the respective amortization (accretion) amounts using the straight-line method and the average remaining life for each individual liability.

(Unaudited, dollars in thousands)	Average Remaining Life (Years)	For the Nine Months Ended September 30, 2013	For the Year Ended December 31, 2012
Deposits	1.70	$3,345	$6,372
Securities sold under agreements to repurchase	5.08	1,426	2,739
Other long-term borrowings	5.00	(940)	(1,253)

(l)	Represents the amortization of the core deposit intangible to be acquired in the merger over an estimated useful life of ten (10) years using the sum-of-the years digits method assuming the merger closed on January 1, 2012. The estimated amount of the amortization is $2,976 for the nine months ended September 30, 2013 and $4,409 for the year ended December 31, 2012.

(m)	Applicable income taxes at a 37% rate less deferred taxes associated with the net amortization and accretion of the purchase accounting adjustments.

(n)	Elimination of effective dividend on preferred stock which was redeemed by Virginia Commerce.

(o)	Weighted-average basic and diluted shares outstanding were adjusted to effect the transaction.

NOTE C – TARP CAPITAL PURCHASE PROGRAM WARRANT

On December 12, 2008, Virginia Commerce entered into a letter agreement with the Treasury under the TARP Capital Purchase Program, whereby Virginia Commerce issued and sold to the Treasury 71,000 shares of fixed rate cumulative perpetual preferred stock with a par value of $1.00 and a liquidation amount of $1,000 per share, for a total price of $71.0 million. In addition, the Treasury received a warrant to purchase 2,696,203 shares of the Virginia Commerce’s common stock at an exercise price of $3.95 per share. Virginia Commerce accrued and paid dividends quarterly, beginning February 2009, at a rate of 5% per year for the first five years, then would have increased to 9% thereafter.

On December 11, 2012, Virginia Commerce repurchased all of its preferred stock that was issued to the Treasury under the TARP Capital Purchase Program. Pursuant to the redemption, the Treasury received from Virginia Commerce $71.3 million, consisting of $71.0 million in liquidation value of the preferred stock and approximately $256 thousand in accrued and unpaid dividends for the fourth quarter of 2012.

On January 31, 2014, United Bankshares repurchased the TARP warrant held by the Treasury and issued by Virginia Commerce in connection with the TARP Capital Purchase Program for a purchase price of $33.263 million.

NOTE D – PRO FORMA ALLOCATION OF PURCHASE PRICE

The following table shows the pro forma allocation of the consideration paid for Virginia Commerce’s common equity to the acquired identifiable assets and liabilities assumed and the pro forma goodwill generated from the transaction:

Purchase price:
Fair value of common shares issued (18,330,347 shares), based on United Bankshares’ stock price of $28.98 per share as of September 30, 2013	$531,214
Fair value of stock options assumed	4,026
Cash paid to redeem the warrant to the Treasury	33,263

Total purchase price	568,503

Identifiable assets:
Cash and cash equivalents	139,962
Investment securities	492,105
Loans held for sale	847
Loans	1,981,024
Premises and equipment	8,780
Core deposit intangibles	24,247
Other assets	107,812

Total identifiable assets	$2,754,777

Identifiable liabilities:
Deposits	$2,106,416
Short-term borrowings	295,640
Long-term borrowings	100,753
Other liabilities	4,052

Total identifiable liabilities	2,506,861

Net assets acquired including identifiable intangible assets	247,916

Resulting goodwill	$320,587

NOTE E – ESTIMATED AMORTIZATION/ACCRETION OF ACQUISITION ACCOUNTING ADJUSTMENTS

The following table sets forth an estimate of the expected effects of the estimated aggregate acquisition accounting adjustments reflected in the pro forma combined financial statements on the future pre-tax net income of United Bankshares after the merger with Virginia Commerce:

	For the Years Ended December 31,
(Unaudited, in thousands)	2014	2015	2016	2017	2018
Loans, net of unearned income	$759	$759	$759	$759	$759
Deposits	6,372	4,460	0	0	0
Core deposit intangible	(4,409)	(3,968)	(3,527)	(3,086)	(2,645)
Securities sold under agreements to repurchase	2,739	1,901	1,693	1,693	1,693
Other long-term borrowings	(1,253)	(1,253)	(1,253)	(1,253)	(1,253)

Increase (decrease) in pre-tax income	$1,740	$(569)	$(4,796)	$(4,355)	$(3,914)

The actual effect of purchase accounting adjustments on the future pre-tax income of United Bankshares will differ from these estimates based on the closing date estimates of fair values and the use of different amortization methods than assumed above.

NOTE F– ESTIMATED COST SAVINGS AND MERGER-RELATED COSTS

Estimated cost savings, expected to approximate 25% of Virginia Commerce’s annualized pre-tax operating expenses, are excluded from the pro forma analysis. Cost savings are estimated to be realized at 50% in the first year after acquisition and 100% in subsequent years. In addition, estimated merger-related costs are not included in the pro forma combined statements of income since they will be recorded in the combined results of income as they are incurred prior to or after completion of the merger and not indicative of what historical results of the combined company would have been had the companies been actually combined during the periods presented. Merger-related costs are estimated to be approximately $16 million, before-tax.